MARKETING AND FINANCIAL CONSULTING AGREEMENT

Marketing and Financial Consulting Agreement (this "Agreement"), made as of January 2 , 2015, by and between SOUPMAN, INC. (the "Company"), and Pat Guadagno (the "Consultant").

Whereas, the Company wishes to assure itself of the services of the Consultant for the period provided in this Agreement, and the Consultant is willing to provide its services to the Company for the period under the terms and conditions hereinafter provided.

Now, Therefore, Witnesseth, that for and in consideration of the promises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Engagement

The Company agrees to and does hereby engage the Consultant, and the Consultant agrees to and does hereby accept engagement by the Company, to serve as a consultant to the Company and render such advice and services to the Company as may be reasonably requested by the Company in connection with its investor relations with its current shareholders and any potential investments in the Company by such shareholders (the "Services"), for the period commencing on the date hereof and ending on June 3, 2015. The period during which the Consultant shall serve in such capacity shall be deemed the "Engagement Period" and shall hereinafter be referred to as such. The Consultant shall report to the President of the Company and to such persons as the President shall direct and apply his reasonable efforts and devote such time as shall be reasonably necessary to perform his duties hereunder and advance the interests of the Company.

2. Compensation

For the services and duties to be rendered and performed by the Consultant during the Engagement Period, the Company agrees to provide the Consultant with the compensation as described below:

The Company shall issue to Consultant 200,000 3 year warrants to purchase shares of Soupman, Inc. Common Stock at the strike price of $0.03 cents (three cents) per share every month during the Engagement Period after the signing of this Agreement. The Consultant shall also be entitled to additional compensation of $15,000 monthly plus bonuses as the Company may determine based on his contribution to the Company and the Company's cash position (i.e., ability to pay). Said payment shall be due on the fifth of every month beginning January 5th, 2015. Commencing in March 2015, in the event the Company is unable to pay this fee due to cash position, the Company can cancel said agreement by close of business the day the pay is due to be made provided that such cancellation is approved by a vote of the Company's Board of Directors acting in good faith after taking into account the Company's cash position. If the agreement is cancelled as described above, the Company shall only owe any compensation which was due and payable the previous month. It would not owe any compensation for the month cancelled or future months.

3. Confidentiality

The Consultant agrees that any trade secrets or any other like information of value relating to the business of the Company, including but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulae, patents, patent applications, machinery, materials, research activities

and plans, costs of production, contract forms, prices volume of sales, promotional methods, which he has heretofore acquired during his engagement by the Company or any of its affiliates or which he may hereafter acquire during the Engagement Period as the result of any disclosures to him, or in any other way, shall be solely for the benefit of the Company, and shall not during the Engagement Period, be disclosed, divulged, furnished, or made accessible by the Consultant to anyone, or be otherwise used by him except in the regular course of business of the Company or its affiliates. Consultant further acknowledges and agrees that he may receive material, non-public information regarding the Company in his capacity as a Consultant. Consultant agrees not to trade the Company's stock on inside information, or in violation of the law.

4. Assignment

This Agreement shall not be assigned by the Consultant or the Company without the express written consent of the Consultant and the Company

5. Notices

5.1 All notices or permitted to be given hereunder shall be delivered by hand, telecopier, or recognized courier service to the party to whom such notice is required or permitted to be given hereunder. Any delivered to the address designated for such delivery by such party, notwithstanding the refusal of such party or other person to accept such delivery.

5.2 Any notice to the Company or to any assignee of the Company shall be addressed as follows:

SOUPMAN, INC.
1110 South Avenue, Suite 100
Staten Island, NY 10314
Tel: 212-768-7687
Fax: 212-768-7055
Attn: Bob Bertrand, President

5.3 Any notice to the Consultant shall be addressed as follows:

Pat Guadagno
PAT GUADAGNO
16 MUNCY DR
WEST LONG BRANCH, NJ 07764

5.4 Either party may change the address to which notice to it is to be addressed, by notice as provided herein.

6. Applicable Law

This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York.

7. Interpretation

Whenever possible, each Article of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any Article is unenforceable or invalid under such law, such Article shall be ineffective only to the extent of such unenforceability or invalidity, and the remainder of

such Article and the balance of this Agreement shall in such event continue to be binding and in full force and effect.

8. Indemnification

To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless the Consultant, his employees, agents and other affiliates, against all costs, liabilities, claims, expenses, including reasonable attorneys' fees and disbursements, and damages paid or incurred by any such person that arises directly or indirectly from the conduct of the Company or the Company's business. To the fullest extent permitted by applicable law, the Consultant shall indemnify and hold harmless the Company, its employees, agents and other affiliates, against all costs, liabilities, claims, expenses, including reasonable attorney's fees and disbursements, and damages paid or incurred by any such person that arises directly or indirectly from the conduct of the Consultant or the Consultant's business.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

SOUPMAN, INC.

By: [signature]
Robert N. Bertrand President

Consultant

[signature]
Pat Guadango